RENT-WAY ANNOUNCES CHANGES IN MANAGEMENT ROLES

WILLIAM E. MORGENSTERN TO SERVE AS NON-EXECUTIVE CHAIRMAN OF THE BOARD; WILLIAM SHORT ELECTED PRESIDENT

ERIE, PA., March 23, 2005 — Rent-Way, Inc. (NYSE:RWY) today announced that William E. Morgenstern, Rent-Way’s Chairman of the Board, President and CEO, will relinquish the role of President and Chief Executive Officer effective May 1, 2005. Mr. Morgenstern will remain the non-executive Chairman of the Board and will continue to provide services to the company as a consultant. William S. Short, Rent-Way’s Executive Vice President and Chief Operating Officer, has been elected President.

“I believe this is a particularly good time to make this change”, stated Mr. Morgenstern. “We have a great management team in place and a well developed strategic plan with momentum to grow our business and challenge our employees. On a personal note, I have spent my entire adult life in the rental-purchase business, of which almost twenty- four years were as CEO of Rent-Way. I look forward to exploring business opportunities outside the rental-purchase industry. As non-executive Chairman of the Board I will remain involved in helping set the company’s strategic direction, and as a consultant, I will continue to assist management as necessary in the business and operation of the company.”

Robert Fagenson, a long-time Rent-Way Board member and Chair of the Compensation Committee commented, “While Bill Morgenstern’s duties will change, we are pleased that he will be staying on as Board Chair and will continue to assist management as a consultant. Over the years, Bill has provided the company with excellent leadership and a passion that has permitted Rent-Way to grow into one of the industry’s leading rental-purchase companies. Mr. Fagenson also noted, “The Board believes that the structural change of having a non-executive Board Chair enhances our commitment to good corporate governance.”

Mr.     Short has 21 years of rental-purchase industry experience. He joined Rent-Way in 1996 and has served in various management positions with the company and since July 2002 has been responsible for all rental-purchase operations as Senior Vice President of Operations and later as Executive Vice President and Chief Operating Officer. As President, he will work closely with existing senior management to oversee all company functions.

The Board engaged the nationally recognized executive search firm of Spencer Stuart to act as advisor during this process.

A conference call will be held for investors tomorrow, Thursday, March 24th at 9:00 am (EST). This call will be simultaneously web cast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=98799&eventID=1041490.

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 776 stores in 34 states.